Exhibit 10.1

Execution Version
EVOLVE TRANSITION INFRASTRUCTURE LP
CLAWBACK POLICY
I.    Purpose
The Board of Directors (the “Board”) of Evolve Transition Infrastructure GP LLC, a Delaware limited liability company (“General Partner”) and the general partner of Evolve Transition Infrastructure LP (the “Partnership”) believes that it is in the best interests of the Partnership to maintain and enforce a culture of integrity and accountability. In accordance with the applicable rules (the “NYSE Rules”) of the NYSE American LLC (the “NYSE”) and Section 10D (“Section 10D”) and Rule 10D-1 (“Rule 10D-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board has adopted this Clawback Policy (this “Policy”) to provide for the recoupment of incentive-based compensation erroneously awarded to executive officers of the general Partner and all other employees whose award agreements are subject to this Policy. The purpose of this Policy is to document the Partnership’s right to recover compensation that the Partnership determines, in its sole discretion, was unjustly paid to any Executive Officer.
II.    Effective Date
This Policy applies to all Incentive Compensation received by a person: (a) after beginning service as an Executive Officer; (b) who served as an Executive Officer at any time during the applicable performance period relating to any Incentive Compensation; (c) while the Partnership has a class of securities listed on a national securities exchange or a national securities association; and (d) during the applicable Recoupment Period.
III.    Definitions
Capitalized terms used in this Policy have the following meanings:
“Committee” shall mean the Board or such committee of the Board as may be appointed by the Board to administer the Policy.
“Common Units” shall mean common units representing limited partner interests in the Partnership.
“Executive Officer” shall mean the General Partner’s president or chief executive officer, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Partnership.
“Financial Reporting Measure” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Partnership’s financial statements, and any measures that are derived wholly or in part from such measures. Market price of the Common Units and total unitholder return are also deemed Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

“Incentive Compensation” shall mean all cash compensation or equity-based compensation that is granted, earned or vested based in whole or in part on the achievement of a Financial Reporting Measure. Incentive Compensation does not include any of the following: (i) annual base salary, (ii) compensation that is awarded based solely on service (e.g., a time-vesting equity award), (iii) bonuses paid solely in the discretion of the Committee, or (iv) compensation that is awarded based on subjective standards, strategic or operational measures.
“Received” shall mean the deemed receipt of Incentive Compensation. Incentive Compensation is deemed “Received” for purposes of this Policy in the fiscal period during which the Financial Reporting Measure specified in the applicable award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period.
“Recoupment Period” shall mean the three (3) completed fiscal year period preceding the date of a Triggering Event, and if the Partnership changes its fiscal year, any transition period of less than nine (9) months within or immediately following those three (3) completed fiscal years. A transition period between the last day of the Partnership’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to 12 months would be deemed a completed fiscal year.
“SEC” shall mean the United States Securities and Exchange Commission.
“Triggering Event” shall mean the earlier to occur of a decision by (a) the Committee to effect an accounting restatement of the Partnership’s previously published financial statements caused by material non-compliance by the Partnership with any applicable financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement), or (b) a court, regulator or other legally authorized body to direct the Partnership to prepare an accounting restatement as described in clause (a). “Triggering Event” does not include any restatement required due to changes in accounting rules or standards or changes in applicable law, including as a result of: (i) retrospective application of a change in accounting principles; (ii) retrospective revision to reportable segment information due to a change in the structure of the Partnership’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; (v) retrospective adjustment to provisional amounts in connection with a prior business combination; or (vi) retrospective revision for stock splits.
IV.    Application of the Policy
Following a Triggering Event, in accordance with NYSE Rules and Rule 10D-1, the Partnership will promptly recoup from any Executive Officer any Incentive Compensation paid or granted during the Recoupment Period that was in excess of what would have been paid or granted to such Executive Officer after giving effect, as applicable, to the accounting restatement that resulted from the Triggering Event, as determined by the Committee.

For Incentive Compensation where the Financial Reporting Measure is derived wholly or in part from the market price of the Common Units or total unitholder return measures and the recoupment amount is not subject to mathematical recalculation directly from the information in the applicable accounting restatement, the amount that may be forfeited and/or reimbursed to the Partnership shall be determined by the Committee based on its reasonable estimate of the effect of the Triggering Event on the market price of the Common Units or total unitholder return on which the Incentive Compensation was received. The Partnership shall maintain documentation of the determination of that reasonable estimate and provide such documentation as required to the NYSE.
Misconduct on the part of any Executive Officer is not required for recoupment of Incentive Compensation under this Policy. Recoupment of Incentive Compensation pursuant to this Policy shall not in any way limit or affect the rights of the Partnership to pursue disciplinary, legal or other action or pursue any other remedies available to it. The Partnership will not be bound by the Recoupment Period in the event of fraud or intentional misconduct.
V.    Administration
This Policy shall be administered by the Committee. The interpretation and construction by the Committee of any provision of this Policy or any acknowledgment and agreement shall be final, binding and conclusive. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Partnership’s compliance with the NYSE Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith..
The Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 and Section 303A.14 of the NYSE Listed Company Manual. If the Committee determines to enforce recoupment, (i) the Committee shall provide the Executive Officer with written notice of its intent to recoup Incentive Compensation under this Policy, along with the timeline within which the Executive Officer must respond, (ii) to the extent the Executive Officer does not intend to comply with such recoupment efforts, the Executive Officer must respond to the Committee in writing detailing the reasons why non-compliance is warranted and such response must be provided to the Committee within 15 business days following the Executive Officer’s receipt of the Committee’s initial notice, and (iii) if the Committee disagrees with the Executive Officer’s assertions, then the Committee must respond to the Executive Officer in writing detailing such reasons within the 15 business days following the Committee’s receipt of the Executive Officer’s written response.
The Committee will determine, in its sole discretion, the method for recouping the erroneously awarded Incentive Compensation pursuant to this Policy, and subject to the requirement that recovery be made reasonably promptly, the Committee will determine the appropriate means of recovery, which may vary, without limitation, between Executive Officer or based on the nature of the applicable Incentive Compensation, and which may involve, without limitation: establishing a deferred repayment plan or set-off against current or future compensation otherwise payable to the Executive Officer; cancelling outstanding vested or unvested equity awards made to the Executive Officer; and taking any other remedial and recovery action permitted by law, as determined by the Committee.

Notwithstanding the terms of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as the same may be amended, supplemented or restated from time to time, or any indemnification agreement between the Partnership and any Executive Officer, in no event shall the Partnership indemnify any Executive Officer against any loss of compensation under this Policy or any claims relating to the Partnership enforcement of its rights under this Policy.
This Policy shall be binding and enforceable against all Executive Officer and their beneficiaries, heirs, executors, administrators or other legal representatives.

As adopted by the Board on November 14, 2023